CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A Nos. 333-26513 and 811-08211) of our reports dated May 26, 2015 on the financial statements and financial highlights of Dreyfus Institutional Preferred Money Market Fund and Dreyfus Institutional Preferred Plus Money Market Fund (two of the series comprising Dreyfus Institutional Preferred Money Market Funds) included in each Fund’s annual report for the fiscal year ended March 31, 2015.

                                                                                                /s/ ERNST & YOUNG LLP

New York, New York

July 27, 2015